Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Neogen Vice President & CFO
517/372-9200

Neogen acquires Brazilian animal genomics company

LANSING, Mich., April 27, 2016 — Neogen Corporation (NASDAQ: NEOG) announced today that it has acquired Brazil-based Deoxi Biotecnologia Ltda (Deoxi) — a leading animal genomics laboratory in the country with the most cattle in the world.

The acquisition of Deoxi is intended to help accelerate the growth of Neogen’s GeneSeek animal genomics in Brazil, which is home to more than 200 million cattle (as a comparison, the United States is home to approximately 90 million cattle). Deoxi was founded in 2008, and was a competitor of Neogen’s in the livestock genomics market.

“Deoxi has excellent facilities, and an excellent reputation with its customers, which include research institutions, universities, and animal breeding companies. Deoxi’s management and staff will remain with the company, and will continue their work to help Neogen grow the Brazilian genomics business,” said James Herbert, Neogen’s CEO and chairman. “Adding Deoxi’s complementary expertise and customer base strengthens our animal genomic capabilities and presence. The Deoxi laboratory in Araçatuba will provide our Brazilian customers the same access to the best animal genomics technology as our U.S. customers, and also offers all the benefits of dealing directly with a Brazilian location. Until now, samples from Brazil have been shipped to our genomic laboratory in Lincoln, Nebraska.

“And, Brazil is a critically important country for an animal genomics company to be in,” Herbert continued. “Brazil has the most cattle, is only behind the United States in the production of beef, and is a leading producer of pork and chicken.”

With both state-of-the-art animal genetic facilities and comprehensive bioinformatics to interpret genetic test results, Neogen offers animal owners unparalleled identity and trait determination and analysis. For example, Neogen can provide a cattle producer with DNA test results that can predict that animal’s performance in the herd on such traits as the ability to gain weight, pregnancy rate, calving ease, and susceptibility to disease. Neogen provides veterinary genomic solutions for cattle, both beef and dairy, swine, sheep, dogs, and poultry.

The company’s Neogen do Brasil subsidiary was established in 2009, and has recorded double-digit growth in both its food safety and animal safety revenues.

Terms of the agreement were not disclosed.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

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